Exhibit 99.1

NEWS RELEASE

RIVIERA RESOURCES ANNOUNCES BLUE MOUNTAIN MIDSTREAM LEADERSHIP CHANGE AND MANAGEMENT CONSOLIDATION; CONTINUED FOCUS ON COST REDUCTIONS

HOUSTON, April 16, 2020 – Riviera Resources, Inc. (OTCQX: RVRA) (“Riviera” or the “Company”) and Blue Mountain Midstream LLC (“Blue Mountain”), a wholly owned subsidiary of Riviera, announce C. Gregory Harper has resigned as President and Chief Executive Officer of Blue Mountain Midstream and as a member of the Company’s Board of Directors (“the Board”), each effective April 27, 2020 (the “Effective Date”). Mr. Harper’s resignation was not the result of any disagreement with the Company on any matter relating to the operations, internal controls, policies or practices of the Company.

David Rottino, Chief Executive Officer of Riviera, said: “On behalf of the Board and the entire Company, we want to thank Greg for his dedicated service and leadership to Blue Mountain. Greg and his team did an exemplary job standing this business up and growing it over the past several years. As we move to consolidate operations, we wish him the best of luck in all his future endeavors.”

Following Mr. Harper’s resignation, the Company plans to consolidate the management of Blue Mountain within the Company’s existing executive management team. The Board does not intend to select a member to replace Mr. Harper and, as permitted by the Company’s bylaws, the Board plans to approve a decrease in the number of authorized directorships of the Board from six members to five members following the Effective Date.

The Company remains committed to continuing to reduce operating expenses and general and administrative costs to optimally manage the business during these unprecedented times in the oil and gas market. With a large net cash position, an asset base generating positive cash flow and a midstream business that is optimally positioned in the core of the Anadarko basin, the Company is well positioned to sustain its business during this downturn and to thrive in a sustained recovery.

ABOUT RIVIERA RESOURCES

Riviera Resources, Inc. is an independent oil and natural gas company with a strategic focus on efficiently operating and developing its growth-oriented assets, while returning capital to shareholders. Riviera’s upstream properties are primarily located in North Louisiana and the Mid-Continent regions. Riviera also owns Blue Mountain Midstream LLC, a midstream company centered in the core of the Merge play in the Anadarko Basin.

CONTACT:

Investor Relations

(281) 840-4168

IR@RVRAresources.com